Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-1 of our reports dated March 23, 2021, relating to the consolidated financial statements of Brookfield Asset Management Inc. (“BAM”) and the effectiveness of the BAM’s internal control over financial reporting, appearing in the Annual Report on Form 40-F (as amended by Amendment No. 1) of BAM for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts, Transfer Agent and Registrar ” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

March 31, 2021